Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement”) is made and entered into by and between Robert Main, his heirs, executors, administrators and assigns (collectively “Main”), and 1-800 CONTACTS, INC. (“1-800 CONTACTS”).

RECITALS

a.             The parties have decided to end Main’s employment with 1-800 CONTACTS, effective November 30, 2006, on the terms and conditions described in this Agreement;

b.             Main and 1-800 CONTACTS desire to settle fully and finally all differences between them, if any, including but not limited to, any differences in any way related to or arising out of Main’s employment with 1-800 CONTACTS or the termination of his employment; and

c.             Main has agreed to certain obligations in exchange for consideration provided under this Agreement.

COVENANTS

In consideration of the mutual promises in this Agreement, it is agreed as follows:

1.               Severance Payments.  After 10 days following his execution of this Agreement, Main will begin receiving as severance the equivalent of one year’s salary of $210,000.00, less applicable withholding.  Severance payments will be made over a 12 month period corresponding to the intervals of 1-800 CONTACTS’ regular payroll.

2.               Bonus.  On or about March 2007, Main will receive a bonus payment that will be calculated and paid in accordance with an assessment of Main’s 2006 performance and 1-800 CONTACTS’ 2006 performance.  The bonus amount otherwise payable shall be prorated by 11/12 (representing 11 months worked in 2006).

3.               Health Benefits.  For a period of twelve months following termination of Main’s employment, 1-800 CONTACTS shall pay the regular employer and employee portion of Main’s health insurance premium assuming he elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and remains eligible under it and does not become covered under a new employer’s health plan.

4.               Relocation expenses.  1-800 CONTACTS will reimburse Main up to a maximum of $50,000.00 for reasonable, actual, and properly documented relocation expenses, provided that if he moves as a result of new employment, he makes reasonable efforts to have his new employer pay for his relocation expenses, in which event 1-800 CONTACTS will reimburse him for relocation expenses not otherwise covered by the new employer, if any.

5.               Transitional Cooperation.  For a period of twelve months following his execution of this Agreement, Main agrees to assist and cooperate in the transition and reassignment of his former duties and responsibilities to others.  Main will make himself available upon request to answer questions and provide information and guidance in this transitional process.  During this period and thereafter, Main will also make himself available and cooperate in any legal proceeding that may relate to his duties or employment at 1-800 CONTACTS and to testify if requested by 1-800 CONTACTS.

6.               Non-Disparagement/Non-Interference.  Main agrees that he will not make any disparaging remarks about 1-800 CONTACTS or its employees to any persons whatsoever, and that he will refrain from casting any aspersions as to the quality of their work, products, services, competence, ethics or management.  Main further agrees not to directly or indirectly interfere or undermine 1-800 CONTACTS’ reputation or relationships with 1-800 CONTACTS’ employees, contractors, vendors, customers or prospects or to discourage anyone from doing business or affiliating with 1-800 CONTACTS.

7.               Restricted Shares.  Main understands and agrees that other than the 3,000 shares of 1-800 CONTACTS’ restricted stock that previously vested, he has no right, entitlement or interest in any stock or other form of ownership in 1-800 CONTACTS now or in the future, and that any existing or potential rights that he has or may have under the Restricted Stock Agreement dated March 27, 2006 are superseded and canceled by this Agreement and are null and void.

8.               Expenses.  Main agrees to submit his final expense claim to 1-800 CONTACTS within five (5) days of executing this Agreement.

9.               General Release.  As a material inducement to 1-800 CONTACTS to enter into this Agreement, Main, on behalf of his heirs, executors, administrators and assigns, irrevocably and unconditionally releases, acquits and forever discharges 1-800 CONTACTS, its officers, directors, owners, partners, agents, predecessors, successors, affiliates, subsidiaries, parent companies, insurers and current and former employees from any and all charges, complaints, claims, liabilities and obligations of any nature whatsoever, including but not limited to, rights or claims arising out of contract, express or implied, any covenant of good faith and fair dealing, any tort, Title VII of the Civil Rights Act of 1964, as amended, the 1991 Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or other governmental statute, regulation or ordinance, any rights or claims for wages, vacation, overtime, commissions, bonuses, stock, stock options, entitlements or benefits, which Main now has, or claims to have, or which he at any time hereinafter may have or claim to have, whether known or unknown as of the date that this Agreement is fully executed.

10.         Waiver of Unknown Claims.  Main expressly waives the benefits of any rule or law that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in his favor at the time of executing the release, which if known by him, would have materially affected his settlement with the other party.  Main expressly waives and releases all such claims.

11.         Release of Age Discrimination Claims.  Main understands that he is releasing any and all claims or causes of action he has or may have under state and federal law concerning age discrimination, including but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq.  He further acknowledges that he has been advised that this release does not apply to any age-based claims arising after the date of this Agreement and that he should seek the advice of his own independent attorney.  He further acknowledges that he has been given 21 days in which to review and consider this release before entering into it, that if he executes it sooner than this time, he does so voluntarily, and that he has 7 days after signing it to revoke this Agreement by giving written notice to 1-800 CONTACTS.

12.         Return of Company Property.  On or before the date he signs this Agreement, Main shall deliver to 1-800 CONTACTS any and all of 1-800 CONTACTS’ documents, computer information and other property and all property in his possession purchased with 1-800 CONTACTS funds.  By signing below, Main warrants that he will not retain any 1-800 CONTACTS property or documents (or copies or other reproductions or duplications thereof), either for his own use or the use of any third parties, and that he has not provided to any third parties any of 1-800 CONTACTS property, documents or reproductions thereof.  Notwithstanding the foregoing, Main shall be allowed to keep his 1-800 CONTACTS’ issued laptop and Blackberry.  However, Main must first submit the laptop and Blackberry to 1-800 CONTACTS to allow 1-800 CONTACTS to replace and/or scrub the laptop’s hard drive and replace the Blackberry Sim card prior to allowing Main to keep these items.

13.         Agreement Confidential.  Main represents that he will keep the terms, amount and fact of this Agreement confidential.  Specifically, Main agrees that he will not disclose the existence of this Agreement or any of its terms to anyone, except to his legal counsel or immediate family members and unless required by law or as may be necessary for preparation of his income tax returns.

14.         No Additional Compensation Owed.  Main acknowledges and agrees that the severance payments and other compensation provided under this Agreement constitute separate consideration to which Main is not otherwise entitled absent this Agreement.  Main further acknowledges and agrees that except as expressly contained in this Agreement, 1-800 CONTACTS does not owe Main any additional compensation, payments or benefits of any kind.

15.         Proprietary Information, Confidentiality, Non-Solicitation, Non-Competition and other Post-Employment Obligations.  Main acknowledges and agrees that all of the post-employment provisions of the Employment Agreement between Main and 1-800 CONTACTS dated March 28, 2006 continue to apply in full force and effect and that he will continue to abide by them according to their terms.

16.         Injunctive Relief and Damages.  In the event it becomes necessary for 1-800 CONTACTS to enforce this Agreement, Main agrees that it may obtain an injunction barring him from further activity in violation of this Agreement.  He also agrees that in addition to injunctive relief, 1-800 CONTACTS may recover all damages, lost profits, forfeiture of the compensation paid under the terms of this Agreement, costs, expenses and attorney’s fees incurred as a result of his violation of this Agreement.

17.         Severability and Enforcement To Agreement’s Fullest Extent.  Main agrees that if a court were to determine that this Agreement or any provision or part of it would be enforceable only if modified, such a determination would not affect the remainder of the Agreement which would continue to be binding. Likewise, any modification that a court deemed necessary to make an offending provision enforceable would be treated as binding on the parties and as if it had been originally set forth in this Agreement.  The parties authorize the court to modify any such unenforceable provision whether by rewriting it, deleting any or all of it, adding additional language, or making such other modifications as the court deems warranted to carry out the intent of the parties as reflected in this Agreement to the maximum extent permitted by law.

18.         No Admission of Liability.  This Agreement shall not in any way be construed as an admission by 1-800 CONTACTS that it has acted wrongfully with respect to Main or any other person, and 1-800 CONTACTS specifically disclaims any liability to or wrongful acts against Main or any other person, on the part of itself, its employees or its agents.

19.         Utah Agreement.  This Agreement shall be subject to and governed by the laws of the State of Utah.  The parties agree that any dispute, claim or controversy arising out of or relating to the interpretation, validity or enforcement of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake City.  In the event of any litigation arising under this Agreement, the parties agree that the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

20.         Entire Agreement.  The terms and conditions contained herein constitute the entire agreement between the parties and supersede all previous communications, either oral or written, between the parties with respect to the subject matter of this Agreement, and no agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party.

21.         Main represents and acknowledges that he has read the foregoing Agreement, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily agrees to its terms.

Date	Robert Main

1-800 CONTACTS, INC.

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